Exhibit 10.2

Original Issue Date:  November 21, 2011

$1,000,000.00

13% SENIOR SECURED NOTE
DUE NOVEMBER 21, 2015

FOR VALUE RECEIVED, NXT Nutritionals Holdings, Inc., a Delaware corporation (the “Company”), having its principal place of business at 933 E. Columbus Avenue, Springfield, MA  01105 hereby promises to pay to the order of NXT Investment Partners, LLC, a Delaware limited liability company or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal amount of $1,000,000.00 (“Principal Amount”), and all accrued and unpaid interest thereon at the rate of 13%  per annum (“Interest”) from the date hereof, on the earlier of: (i) November 21, 2015; and (ii) upon the close of a Change of Control Transaction (as defined herein) (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder.  The Principal Amount and Interest are payable at the principal executive office of the Company on the Maturity Date in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. This 13% Senior Secured Note is duly authorized and validly issued by the Company and is designated as its 13% Senior Secured Note due November 21, 2015 (the “Note”).

This Note is being issued concurrently with shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Company which are also being delivered to the Holder.

This Note is subject to the following additional provisions:

Section 1.       Definitions.  For the purposes hereof, in addition to the terms defined elsewhere in this Note: (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Securities Purchase Agreement (the “Purchase Agreement”) entered into by the Company and Holder as of the date hereof; and (b) the following terms shall have the following meanings:

“Bankruptcy Event” shall be deemed to have occurred with respect to the Company if either: (i) a case or other proceeding shall be commenced, without the application or consent of the Company, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of the Company, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for the Company or all or substantially all of its assets, or any similar action with respect to the Company under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days; or an order for relief in respect of the Company shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or (ii) the Company shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for the Company or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Business Day” means any day except any Saturday, any Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Designation” means the Certificate of Designation of the Series A Preferred Stock filed by the Company as of the date hereof.

“Change of Control Transaction” means the occurrence after the date hereof of any of: (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company; or (ii) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 66% of the aggregate voting power of the Company or the successor entity of such transaction; or (iii) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction; or (iv) a replacement at one time or within a three year period of more than one-half of the members of the Company’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (v) the execution by the Company of an agreement to which the Company  is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) above.

“Event of Default” shall have the meaning set forth in Section 5.

“Fundamental Transaction” means any transaction where: (A) the Company effects any merger or consolidation of the Company with or into another Person; (B) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions; (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property; or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.

“Late Fees” shall have the meaning set forth in Section 2(c).

“Mandatory Default Amount” means the sum of: (i) 18% of the outstanding Principal Amount of this Note; and (ii) all other amounts, costs, expenses and liquidated damages due in respect of this Note.

“New York Courts” shall have the meaning set forth in Section 6(d).

“Note Register” shall have the meaning set forth in Section 2(b).

“Original Issue Date” means the date of the first issuance of the Note, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence such Note.

“Permitted Indebtedness” means: (i) the Indebtedness existing on the Original Issue Date and set forth on Schedule 3.1(aa) attached to the Purchase Agreement; (ii) any Indebtedness subsequently issued by the Company and/or its Subsidiaries to any third party that agrees to be subordinate to the Holder’s security interest; and (iii) any Indebtedness subsequently issued by the Company and/or its Subsidiaries to unaffiliated third parties secured by raw materials, inventory and accounts receivable of the Company and its Subsidiaries; provided that the issuance of any senior debt is approved by a majority of the Company’s board of directors.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP; and (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien.

“Principal Amount” shall have the meaning set forth in the preamble hereto; provided that, from time to time, the Principal Amount may be increased by a dollar amount equal to: (i) the Annual Dividend payable with respect to the Series A Convertible Preferred Stock if the Board of Directors of the Company elects not to pay currently such Annual Dividend with respect to an applicable fiscal year and instead accrue such amount; and (ii) any Registration Related Damages as defined in Section 2(b) of the Registration Rights Agreement. The “Annual Dividend” shall be equal to the greater of: (a) 10% of the then outstanding Principal Amount of the Note as of December 31st of the applicable fiscal year for which the Annual Dividend is being paid; or (b) 10% of the Net Income (as defined below) of the Company in excess of $500,000 for the applicable fiscal year of the Company. The “Net Income” shall mean the net income from operations of the Company and its subsidiaries taken as a whole, after deducting interest, taxes, depreciation, and amortization, and any charges in connection with the embedded derivative in the Series A Convertible Preferred Stock, but prior to deduction for the payment of any dividends, for the fiscal year for which the Annual Dividend is being paid.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of November 21, 2011, between the Company and the Holder, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of November 21, 2011, between the Company and the Holder, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” shall have the meaning set forth in the Purchase Agreement.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means one or more of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the Over-the Counter Bulletin Board (“OTCBB”) or the New York Stock Exchange.

Section 2.                      Interest.

a) Interest.  The Company shall pay interest to the Holder on this Note at the rate of 13% per annum from (i) the Original Issue Date with respect to the Subscription Amount received by the Company on the initial Closing Date, (ii) with respect to the additional Subscription Amount received on any subsequent Closing Date, such subsequent Closing Date, (iii) each respective Dividend Payment Date (as defined in the Certificate of Designation) with respect to each respective Annual Dividend (as defined in the Certificate of Designation) and (iv) the respective Event Payment Date (as defined in the Registration Rights Agreement) with respect to Registration Related Damages (as defined in the Registration Rights Agreement), until the Maturity Date. Interest shall not compound.  All payments of Principal Amount and Interest thereon shall be in United States’ Dollars immediately available funds.

b) Prepayment.  The Company may prepay any portion of the Principal Amount of this Note on three (3) Trading Days prior written notice to the Holder.

c) Additional Payment.    Upon the earlier of (i) the date of prepayment of the Principal Amount of this Note, or (ii) the payment of the Principal Amount of this Note on the Maturity Date, whichever occurs first, the Company shall pay to the Holder an additional amount equal to $200,000 (the “Additional Payment”); provided that (i) in the event of one or more payments of a portion but not the entire Principal Amount of this Note either as a prepayment (in accordance with Section 2(b)) or on the Maturity Date, such Additional Payment shall be prorated based upon the portion of the Principal Amount of this Note then being paid to the Holder divided by the aggregate Principal Amount of this Note on the date hereof; and (ii) no Additional Payment (or pro rated portion thereof) shall be due and owing to the Holder if the average closing price per share of the Common Stock equals $0.20 or higher per share for the 90 consecutive Trading Days on the OTCBB (or such other then applicable principal Trading Market of the Company’s shares of Common Stock) immediately preceding any payment with respect to the Principal Amount of this Note.

Section 3.           Registration of Transfers and Exchanges.

a) Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Note of different authorized denominations, as requested by the Holder surrendering the same.  No service charge will be payable for such registration of exchange.

b) Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

c) Non-Transferability.  This Note, as may be further amended, may not be sold, assigned, transferred, exchanged, pledged or otherwise disposed of or encumbered (any of the foregoing, a “Transfer”), in whole or in part, without the prior written consent of the Company.

Section 4.      Negative Covenants. As long as any portion of this Note remains outstanding, unless the holder(s) of at least 67% in Principal Amount of the then outstanding Note shall have otherwise given prior written consent, the Company shall not, and shall not permit any of its subsidiaries (whether or not a Subsidiary on the Original Issue Date) to, directly or indirectly:

a) other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

b) other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

c) amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder with respect to the Note;

d) repay, repurchase or offer to pay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents of departing officers and directors of the Company, unless the Company has gross revenues of greater than $20 million for the trailing twelve month period as of the last day of the calendar month ending immediately prior to the date of the proposed transaction contemplated in this subsection (d);

e) other than with respect of the Company’s Series A Preferred Stock, the Company will not declare or make any dividend payment or other distribution of assets, property, cash, rights, obligations or securities from the Collateral on account of any equity interests in the Company, or purchase, redeem, retire or otherwise acquire for value any equity interests in the Company or any warrants, rights, options to acquire any such equity interests, now or hereafter outstanding from any assets, property, cash, rights, obligations or securities constituting Collateral, unless the Company has gross revenues of greater than $20 million for the trailing twelve month period as of the last day of the calendar month ending immediately prior to the date of the proposed transaction contemplated in this subsection (e);

f) enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval);

g) merge or consolidate with or into, or being acquired by, or convey, transfer, lease or otherwise dispose of, whether in one transaction or in a series of transactions, all or substantially all of the property and assets (whether now owned or hereafter acquired) of the Company to, any Person;

h) lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contributions to, any other Person;

i) create, organize, incorporate or acquire any Subsidiary; or

j) enter into any agreement with respect to any of the foregoing.

Section 5.       Events of Default.

a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. any default in the payment of: (A) the Principal Amount of the Note; or (B) liquidated damages and other amounts owing to the Holder on any Note, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise) which default, in the case of a default under clause (A) or (B) above, is not cured within thirty (30) Business Days after written notice of such default is sent by the Holder to the Company;

ii. the Company shall fail to observe or perform any other covenant or agreement contained in the Note which failure is not cured, if possible to cure, within thirty (30) Business Days after written notice of such failure is sent by the Holder to the Company;

iii. a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under any of the Transaction Documents (except with respect to any provision in the Registration Rights Agreement that provides for Registration Related Damages as defined in Section 2(b) thereof) which default is not cured, if possible to cure, within thirty (30) Business Days after written notice of such default is sent by the Holder to the Company;

iv. a failure of the Company to pay when due or within any applicable grace period any principal, interest or other amount on any Indebtedness (as defined in the Purchase Agreement), other than the Note, with an aggregate outstanding principal balance of at least $750,000, or the occurrence of any breach, default, condition or event with respect to any such Indebtedness, if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Indebtedness to cause such Indebtedness to become or be declared due prior to its stated maturity;

v. any representation or warranty made in this Note, any other Transaction Documents or the closing certificate shall be untrue or incorrect in any material respect as of the date when made or deemed made;

vi. the Company or any Significant Subsidiary shall be subject to a Bankruptcy Event;

vii. a final judgment, writ or arbitration award shall be entered against the Company or any Subsidiary in an amount greater than $500,000 in the aggregate pursuant to a default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement;

viii. the Common Stock shall not be eligible for listing or quotation for trading on a Trading Market pursuant to a written notification from the Trading Market then listed or quoted and shall not be eligible to resume listing or quotation for trading thereon within twenty (20) Trading Days from receipt of such notification;

ix. a final judgment, writ or arbitration award shall be entered against the Company, any Subsidiary or any of their respective property or other assets for more than $500,000, and such judgment, writ or arbitration award is not vacated, bonded or stayed for a period of 45 calendar days or covered by the Company’s insurance.

b) Remedies Upon Event of Default. If any Event of Default occurs, the outstanding Principal Amount of this Note, plus liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash.  Commencing thirty (30) Business Days after the occurrence of any Event of Default that results in the eventual acceleration of this Note, a late fee on this Note shall accrue at a rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law.  Upon the payment in full of the Mandatory Default Amount, the Holder shall promptly surrender this Note to or as directed by the Company.  In connection with such acceleration described herein, other than as described in Section 5 above, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 5(b).  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 6.     Miscellaneous.

a) Notices.  Any and all notices or other communications or deliveries to be provided by the Holder hereunder, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, or such other facsimile number or address as the Company may specify for such purpose by notice to the Holder delivered in accordance with this Section 6.  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Company, or if no such facsimile number or address appears, at the principal place of business of the Holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of: (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 6 prior to 5:30 p.m. (New York City time); (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 6 between 5:30 p.m. (New York City time) and 11:59 p.m. (New York City time) on any date; (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service; or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Principal Amount, liquidated damages and other amounts owing, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed.  This Note is a direct debt obligation of the Company.  This Note ranks pari passu with all other Notes now or hereafter issued under the terms set forth herein.

c) Lost or Mutilated Note.  If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

d) Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such

 New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e) Severability.  If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal Amount of this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

f) Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

g) Headings.  The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

h) Assumption.  Any successor to the Company or any surviving entity in a Fundamental Transaction shall: (i) assume, prior to such Fundamental Transaction, all of the obligations of the Company under this Note and the other Transaction Documents pursuant to written agreements in form and substance satisfactory to the Holder (such approval not to be unreasonably withheld or delayed); and (ii) issue to the Holder a new Note of such successor entity evidenced by a written instrument substantially similar in form and substance to this Note, including, without limitation, having a Principal Amount equal to the Principal Amount of this Note and having similar ranking to this Note, which shall be satisfactory to the Holder (any such approval not to be unreasonably withheld or delayed).  The provisions of this Section 6(h) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations of this Note.

i) Secured Obligation.  The obligations of the Company under this Note are secured by all of the assets of the Company and each Subsidiary pursuant to the terms of the Security Agreement, dated as of November 21, 2011 between the Company, the Subsidiaries of the Company and the Secured Parties (as defined therein).

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[signature page to follow]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

NXT NUTRITIONALS HOLDINGS, INC.

By:	/s/
Name: Francis McCarthy
Title: President and CEO

Facsimile No. for delivery of Notices: (413) 747-9303